Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNT FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of CTI Industries Corporation for the registration of common stock and to the incorporation by reference therein of our report dated March 31, 2014, with respect to the consolidated financial statements of CTI Industries Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC

Chicago, Illinois

August 18, 2014